Exhibit 99.2

11730 Plaza America Drive, Suite 700

Reston, VA 20190

News Release

IR Contact

Lawrence Delaney, Jr.

Investor Relations Advisor

714-734-5142

or

Media Contact

Joelle Shreves

Vice President, Marketing & Corporate Communications

703-707-6904

AFFILIATES OF H.I.G. CAPITAL SUCCESSFULLY COMPLETE ACQUISITION OF NCI, INC.

RESTON, VA and MIAMI, FL, August 15, 2017—NCI, Inc. (“NCI”), a leading provider of information technology and professional services and solutions to U.S. Federal Government agencies, and H.I.G. Capital, LLC (“H.I.G.”), a leading global private equity investment firm, today announced the successful completion of the previously announced transaction amongst the parties, whereby private funds managed by an affiliate of H.I.G. acquired all of the outstanding common stock of NCI.

The transaction was effected through a previously announced cash tender offer for all of the outstanding shares of common stock of NCI followed by a merger. The cash tender offer, which was made at $20.00 per share pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by private funds managed by an affiliate of H.I.G. and NCI, on July 2, 2017, expired at 12:00 midnight, New York City time, on August 12, 2017 (one minute after 11:59 p.m., New York City time, on August 11, 2017). On August 12, 2017, 7,424,366 shares of Class A common stock of NCI (excluding 222,752 shares tendered by guaranteed delivery) and 4,500,000 shares of Class B common stock, collectively representing approximately 82.0% of the voting power of the shares of Class A and Class B common stock outstanding on a fully-diluted basis (assuming that the shares of Class B common stock converted to Class A common stock upon consummation of the tender offer, the exercise of all options and the vesting of all restricted stock awards), were accepted for payment. NCI shares validly tendered by guaranteed delivery were accepted for payment upon receipt.

On August 15, 2017, in accordance with the Merger Agreement, the acquisition was completed by merging NCI with an affiliate of HIG pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. In connection with the merger, all shares not validly tendered in the tender offer (subject to certain exceptions, including shares for which appraisal rights were validly demanded and not subsequently withdrawn or lost) were cancelled and converted into the right to receive $20.00 cash per share. As a result of the transaction, which was valued at approximately $283 million, effective today NCI became a privately-held company and NCI’s common stock ceased trading on the Nasdaq Global Select Market and will be delisted.

Wells Fargo Securities, LLC and Stifel, Nicolaus & Company, Incorporated served as financial advisors to NCI. Paul Hastings LLP acted as NCI’s legal advisor. Teneo Capital acted as H.I.G.’s financial advisor. Kirkland & Ellis LLP acted as H.I.G.’s legal advisor.

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of agile development and lean software O&M; cybersecurity and information assurance; engineering and logistics; big data and data analytics; IT infrastructure optimization and service management; and health and program integrity. Headquartered in Reston, Virginia, NCI has approximately 2,000 employees operating at more than 100 locations worldwide. For more information, visit www.nciinc.com or email investor@nciinc.com.

About H.I.G. Capital:

H.I.G. is a leading global private equity and alternative assets investment firm with $22 billion of equity capital under management. Based in Miami, and with offices in New York, Boston, Chicago, Dallas, Los Angeles, San Francisco, and Atlanta in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Milan, Paris, Bogotá, Mexico City and Rio de Janeiro, H.I.G. specializes in providing both debt and equity capital to small and mid-sized companies, utilizing a flexible and operationally focused/ value-added approach. For more information, please refer to the H.I.G. website at www.higcapital.com.